Exhibit 99.1 to Form 8-K dated May 20, 2010

To:	CHWM Investors and Shareholders

From:	Steven T. Berman, President and CEO

Date:	May 12, 2010

Subject:	General Update – Eric Hager Introduction and Report on China

Dear Investors:

I am pleased to formally introduce you to Mr. Eric Hager, CHWM’s Strategic Business and Operations Advisor.  From time to time, we will be hearing from various members of our Executive Team.  Below, M. Hager shares with you his “thinking” on the CHWM opportunity.

Mr. Hager is an Internet entrepreneur and senior telecom executive with over 25 years of experience with the proven ability to make things happen. He has serial successes in technology driven ventures and strategic M & A transactions.  Formerly, Mr. Hager was an owner and operator of Expedient Holdings USA, where he architected Expedient’s award winning fixed wireless, fiber, and copper based Ethernet services.  Expedient won Supercomm’s 2005 Worldwide SuperQuest Award for Network Design and Services.  Prior, for Lucent Technologies, he directed technical and financial due diligence for $1.5B of acquisitions.  In addition, I invite you to visit our website at www.chinawi-max.com for further details on Mr. Hager’s background.

As always, please feel free to reach out to Mr. Phil Allen at 303.875.1044 or Mr. Jim Prange at 920.912.7444 if you have any questions or comments about CHWM.  As some of you know from first-hand experience, I am only a phone call away if you would like to speak directly with me on CHWM-related matters.

The following is from Eric Hager:

CHWM’s operating plan assumes that revenue growth will be through the direct sales and marketing efforts of their Chinese partner companies with US based leadership.  However, CHWM’s plan can be significantly enhanced through acquisitions or joint ventures with emerging small and mid sized “Internet Economy” companies.  Steve Berman and I have been meeting in China this week with two companies in Beijing (Target A & B), as well as two companies (Target C & D) with reach throughout China.  Our objectives with these companies are:

Target A: Complete a MOU to acquire or joint venture with an ISP with exclusive fiber access to twelve (12) buildings in Beijing.  Their projected revenue in 2010 is $1M USD, with EBITDA of $250K USD.  The target has unique skill sets in advertising based Web revenue.

Target B: Start due diligence with VOIP Agent company whereby CHWM gains eighty commissioned agents with 3500 Beijing customers, a value added telecommunications license, a billing system, and a VOIP relationship with China Telecom. CHWM plans on building on current revenue of $5.5M USD and EBITDA of $200K.  CHWM can exploit the VOIP lines in a unique advertising based web model utilized by Target A.

Target C:  While in the early stages, CHWM is in discussion to acquire a target with existing revenue of $20M USD with extensive complementary core fiber and wireless assets throughout China.

Target D:  Start detailed discussions regarding acquisition or joint venture with a leading provider of wireless data connectivity management services with a central position in the Chinese market and servicing over 20 Operators around the world.  They help leading Telecom Operators generate revenues by managing the authentication and billing for Laptops and Smart phones connecting to wireless data networks.  A joint ventures leverages CHWM network assets in targeted markets, but also is complementary to Target A, B, and Cs value added services, providing a expanded mobile reach for web based advertising content..

Contrary to the impressions created by the vast capital surpluses generated by the Chinese economy, small to medium sized businesses ($1M to $50M USD revenue) are starved for capital. The opportunities are tremendous for meeting the need for capital and acquiring emerging Internet economy companies with high potential for growth and profitability.  Acquisition targets are predicated on complementary value to CHWM core assets. The Company’s management team, applying best practices and technology expertise, will lead the identifying and integration of acquisitions in the rapidly growing Chinese telecom and Internet markets. Through “rolling up” acquisitions and joint venturing the Company’s management plans to significantly enhance its core business performance.

Thank you for your interest in China Wi-Max Communications, Inc.

Sincerely,

Eric Hager
Strategic Business and Operations Advisor
China Wi-Max Communications, Inc.

SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by China Wi-Max Communications, Inc. (China Wi-Max) may differ materially from these statements due to a number of factors. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and are further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov ). All forward-looking statements are based on information available to China Wi-Max and China Wi-Max assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.